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                   THERMOGENESIS CORP. RAISES $10.4 MILLION IN
                        PRIVATE PLACEMENT OF COMMON STOCK

Rancho Cordova, CA, March 10, 2004 - ThermoGenesis Corp. (Nasdaq: KOOL) today announced that it has completed a private placement of 2.6 million shares of Common Stock at a price of $4.00 per share. All of the shares were sold by the Company. Upon closing, the Company will have approximately 44 million shares outstanding.

The Company intends to use the net proceeds of approximately $9.6 million for general corporate purposes. The placement agent for the offering was SunTrust Robinson Humphrey Capital Markets.

"We are extremely pleased with the continuing strong interest from institutions and our ability to complete this successful financing," said Philip H. Coelho, CEO of ThermoGenesis. "While we are highly confident about the prospects for the Company, we decided to take the opportunity to raise these additional funds to further strengthen our balance sheet and provide us with even greater flexibility as we continue to build ThermoGenesis Corp. into a world-class company."

The shares of common stock were offered and sold in a private placement solely with institutional investors. Terms and conditions of the offering are further detailed in the Company's filing on Form 8-K with the Securities and Exchange Commission. The offering was made pursuant to exemptions from registration under the Securities Act of 1933 and the Company, as soon as practical, will file a registration statement with the Securities and Exchange Commission relating to the resale of the shares of common stock by the purchasers in the private placement.

About ThermoGenesis Corp.
-------------------------
After extensive research, ThermoGenesis Corp's technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive(R) System as a critical enabling technology for the processing and cryogenic archiving of stem cells for transplant. The CryoSeal(R) FS System is used to prepare hemostatic and adhesive surgical sealants from patient blood in about an hour. The CryoSeal FS System is not available in the United States. ThermoGenesis Corp. has been a leading supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

             The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                           More Information, Contact:
                               THERMOGENESIS CORP.
                          Kevin Simpson: (916) 858-5100